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Meritor, Inc.
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January 15, 2013

VIA EMAIL

Dear Shareholder,

     We are writing to ask your support of the Meritor, Inc. (“Meritor”) proposal no. 2 on Meritor’s proxy ballot recommending approval on an advisory basis of the compensation of the named executive officers (“Say on Pay”). Meritor’s upcoming annual meeting of shareholders is scheduled for January 24, 2013. The cornerstone of Meritor’s philosophy is to appropriately link pay and performance and to effectively align the interests of executives and shareholders. Meritor’s executive compensation programs are designed to be consistent with this philosophy and 84% of our shareholders voted in favor of these programs in the 2012 advisory vote on our executive compensation programs.

     This year, although Glass Lewis & Co., a proxy advisory service, has recommended in favor of Meritor’s Say on Pay proposal, Institutional Shareholder Services (“ISS”) is recommending a vote against proposal no. 2. The initial ISS report contained a number of factual errors, some but not all of which were corrected after the issuance of a revised report. In addition, ISS’s basis for issuing a negative vote recommendation does not appear to be supported by its own analysis.

     The factual errors in the initial ISS report included the disclosure of CEO pay as a percentage of net income as 42.7% when in fact it was 9.8% and the disclosure that Meritor used the same measurement for its annual and long term plans when in fact Meritor used EBITDA and Free Cash Flow for the annual plan and EBITDA margin for the long term plan (three separate measures, all of which drive performance and shareholder value). Additionally, ISS used the actual amounts paid to our CEO in 2012 to calculate the percentage of his total pay which was performance-based (28% by their calculation) rather than using the CEO’s target incentive opportunity (which would yield a performance-based percentage of approximately 50%). By their logic, if Meritor had paid the CEO the full amount of the target (even though the target goals were not met) then his percentage of compensation that was performance-based would increase. Conversely, if the CEO earned no incentive awards in 2012 but was only paid his base salary, then under ISS’s calculation the CEO’s performance-based percentage would be zero. Clearly, by not focusing on target opportunity but on actual payment of incentive awards, ISS’s approach fails to take into account the proper functioning of an incentive plan and actually penalizes companies for reducing or eliminating incentive payments to reflect actual performance.

     ISS’s negative vote recommendation appears to be principally based on a claimed “misalignment between CEO pay and performance.” However, ISS’s own analysis does not suggest that such a misalignment was present. ISS’s three-part quantitative assessment of our CEO’s total pay yielded two low “concern” levels and a “medium” concern level. Under this circumstance, ISS would only subject Meritor’s CEO pay to additional analysis if this quantitative analysis shows the existence of a “significant misalignment” of CEO pay. We do not believe that this demonstrates a misalignment of CEO pay.

     In fact, the critical elements of our CEO’s pay programs and pay levels have consistently demonstrated a pay for performance philosophy and shareholder alignment. CEO total pay decreased over the past three years and decreased by ISS’s own calculations by 20% in 2011 and an additional 15% in 2012. When targets were not met in 2012, management was held accountable and incentives were paid below target. In addition, a significant portion of executive compensation is paid in equity (34% for our CEO in 2012) and accordingly declines in Meritor’s stock price affect our executives adversely, just as they do all shareholders.

     Meritor has taken a number of steps to further strengthen the tie between pay and performance in 2012 and align executive and shareholder goals, including instituting a penalty provision in the long term plan to tie the award to the entire three year period instead of just one year performance, decreasing the maximum target under the long term plan and increasing already robust executive stock ownership requirements.

     For these reasons, we believe that the ISS report does not accurately portray Meritor’s executive compensation programs. We believe that these programs are appropriate and reasonable and we respectfully ask for your vote FOR management’s advisory Say on Pay proposal.

Sincerely,

Barbara Novak
Vice President and Corporate Secretary
Meritor, Inc.